McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com	Exhibit 5.5

February 24, 2015

Bank of America Corporation

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

Ladies and Gentlemen:

We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to Registration Statement on Form S-3, Registration No. 333-180488 (as amended by such Post-Effective Amendment, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof and the Prospectus which is included in the Post-Effective Amendment (the “Prospectus”) relating to the proposed issuance and sale from time to time by the Company of up to $7,000,000,000 in aggregate initial offering price of its unsecured senior debt securities designated the “Senior Bank of America Corporation InterNotes®” (the “Senior Notes”) and its unsecured subordinated debt securities designated the “Subordinated Bank of America Corporation InterNotes®” (the “Subordinated Notes” and together with the Senior Notes the “Notes”), as set forth in the Prospectus and supplements thereto.

The Notes are to be issued under the terms of (a) the Amended and Restated Senior Indenture dated July 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Senior Indenture”) or (b) the Amended and Restated Subordinated Indenture dated July 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A., the successor trustee to The Bank of New York) as trustee, as supplemented by a First Supplemental Indenture dated as of February 23, 2011 (as so supplemented, and as further supplemented or amended from time to time, the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as applicable.

In connection with this opinion letter, we have examined the Registration Statement and the Prospectus, the Indentures, the Master Registered Global Senior Note, dated July

Bank of America Corporation

February 24, 2015

16, 2014, representing the Senior Notes (the “Master Senior Note”) and the Master Registered Global Subordinated Note, dated July 16, 2014, representing the Subordinated Notes (the “Master Subordinated Note” and together with the Master Senior Note, the “Master Notes”), certificates of officers of the Company and of public officials, and originals or copies of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, the term “Applicable Law” means the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the laws of the State of New York, all as in effect on the date hereof.

Assumptions Underlying Our Opinion

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following:

(a)     Factual Matters. To the extent we have reviewed and relied upon certificates of the Company or authorized representatives thereof, and certificates and assurances from public officials, all of such certificates and assurances are accurate with regard to factual matters.

(b)     Signatures, Authentic and Conforming Documents, Legal Capacity. The signatures of individuals who have signed or will sign documents submitted to us are genuine and authorized, all documents submitted to us as originals are authentic, complete and accurate, all documents submitted to us as copies conform to authentic original documents and all individuals who have signed or will sign documents submitted to us have or will have the legal capacity to execute such document.

(c)     Organizational Status, Power and Authority. All parties to the Indentures and the Notes are or will be validly existing and in good standing in their respective jurisdictions of formation and have or will have the capacity and full power and authority to execute, deliver and perform such documents, except that no such assumption is made as to the Company as of the date hereof.

(d)     Authorization, Execution and Delivery of Documents. The Indentures and the Notes have been or will be duly authorized by all necessary corporate, limited liability company, business trust, partnership or other action on the part of the parties thereto and have been or will be duly executed and delivered by such parties, except that no such assumption is made as to the Company as of the date hereof.

(e)     Documents Binding on Certain Parties. The Indentures and the Notes are or will be valid and binding obligations enforceable against the parties thereto in accordance with their terms, except no such assumption is made as to the Company.

(f)     Noncontravention. Neither the issuance of the Notes by the Company, the execution and delivery of the Indentures and the Notes by any party thereto nor the

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February 24, 2015

performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, (ii) any law or regulation of any jurisdiction applicable to any such party, or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(g)     Governmental Approvals. All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the issuance of the Notes by the Company or to the execution and delivery of the Indentures and the Notes by the parties thereto or the performance by such parties of their obligations thereunder will have been obtained or made.

(h)     Registration. The Registration Statement is effective under the Securities Act and such effectiveness shall not have been terminated or rescinded.

Our Opinion

Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that, when the terms of the Notes have been duly authorized and established by the Company and the applicable Master Note has been duly authenticated in accordance with the terms of the Senior Indenture or the Subordinated Indenture, as applicable; the trustee under the applicable Indenture has made an appropriate entry on Schedule 1 to the applicable Master Note, identifying the Notes as supplemental obligations thereunder in accordance with the instructions of the Company; and the Notes have been delivered against payment of the consideration therefor as contemplated by the Prospectus, the applicable supplement thereto relating to the Notes and the applicable underwriting or distribution agreement, the Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are subject to the following qualifications and limitations:

(a)     Applicable Law. Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b)     Bankruptcy. Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

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February 24, 2015

(c)     Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

Miscellaneous

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Post-Effective Amendment on or about the date hereof, to the incorporation by reference into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.”

In addition, if a pricing supplement to the Prospectus relating to the offer and sale of any particular Note or Notes is filed by the Company with the Commission on a future date, and the supplement contains a reference to us and our opinion substantially in the form set forth below, we consent to including that opinion as part of the Registration Statement and further consent to the reference to our name in the opinion:

“In the opinion of McGuireWoods LLP, as counsel to Bank of America Corporation (the “Company”), when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global [Senior] [Subordinated] Note, dated July 16, 2014 (the “Master Note”), identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of the Company, and the notes have been delivered against payment therefor as contemplated in this supplement and the related prospectus, all in accordance with the provisions of the indenture governing the notes, such notes will be legal, valid and binding obligations of the Company, subject to the effect of applicable bankruptcy, insolvency (including laws relating to fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated February 24, 2015, which has been filed as an exhibit to the Company’s Post-Effective Amendment No. 2 to the Registration Statement relating to the notes filed with the Securities and Exchange Commission on February 24, 2015.”

Bank of America Corporation

February 24, 2015

In giving this consent, we do not admit thereby that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ McGuireWoods LLP